EXHIBIT 99.1

NEWS RELEASE


Advanced Media Training, Inc. Enters Into Letter of Intent to Acquire 8% of Dematco Corporation

February 6, 2006 - Encino,  California - Advanced Media Training,  Inc., (OTCBB:
AMTN) announced today that it has entered into a letter of intent with Dematco Corporation which gives AMTN the right to, but not the duty, to purchase 8,080,000 shares of Dematco's common stock, which equals eight percent (8%) of the total issued and outstanding equity of Dematco. The purchase price will be $1.00 (one dollar) per share, to be paid for in AMTN shares at the prevailing market condition at the time of exercise, with an anti - dilution provision right for the 30 day option period.

Dematco is a UK registered private company, based in Geneva, specializing in the digitizing of any manner of securities; whether listed, private or simply wishing to obtain the capacity to trade and clear in electronic form. It has a unique agreement with SBP (Societe Bancaire Privee) a Geneva based federal bank to procure all manner of securities into electronic format using expertise gained over many years with a leading member of all worldwide clearing systems.

Subject to further due diligence, it is the intent of the parties to consummate this transaction on or before February 24, 2006. However, the parties anticipate that this transaction will require a variety of written agreements and related documentation. The parties have commenced their due diligence and drafting agreements.

Advanced Media Training's current business is the production and distribution of management and general workforce training products for use by both domestic and international organizations. This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties including uncertainties related the outcome of our due diligence. In light of these risks and uncertainties, the forward-looking events described in this release might not occur.

Advanced Media Training, Inc.                 For information, contact:
17337 Ventura Blvd.                           Buddy Young
Encino, CA 91316                              (818) 784-0040